Exhibit 10.47

CARBON SUPPLY AGREEMENT

BETWEEN

WINFIELD INDUSTRIES, INC.

SELLER

AND

ADA-ES, INC.

BUYER

Dated as of August 6, 2008

*	indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission.

CARBON SUPPLY AGREEMENT

This CARBON SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of August 2008, by and between Winfield Industries, Inc., a Colorado Corporation, (“Seller”) and ADA-ES, Inc., a Colorado Corporation, (“Buyer”). Together, Seller and Buyer are “Parties” to the Agreement and either Seller or Buyer individually is a “Party” to the Agreement.

WHEREAS, Seller is engaged in the manufacture and sale of sub-bituminous activated carbon (“Carbon”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Carbon in the amounts and upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller desires to fulfill its obligations under this Agreement (i) by manufacturing Carbon at its contracted facilities in * and (ii) by selling and delivering such Carbon to Buyer in accordance with the terms, and subject to the conditions, of this Agreement

NOW THEREFORE, in consideration of the mutual covenants and obligations stated in this Agreement, the receipt and sufficiency of which the Parties acknowledge Seller and Buyer hereby agree as follows:

SECTION 1. DEFINED TERMS

The words and phrases listed in Section 1 shall have the meanings ascribed to them in Section 1 wherever they appear in this Agreement as defined terms, which shall be indicated by initial capital letters on each word. Capitalized words and phrases contained in this Agreement that are not listed in Section 1 of this Agreement shall be defined in the particular Section(s) in which they are used.

“Additional Pounds” shall have the meaning given in Section 4.5.

“Agreement” means this Carbon Supply Agreement and all modifications and supplements hereto implemented in accordance with this Agreement.

“Affiliate” shall mean any person or entity with control over or subject to control by, or under direct or indirect common control with a Party. For purposes of this definition, “control” when used with respect to a specific Person (including the Parties) means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, in no event shall either Party be deemed an Affiliate of the other Party for the purposes of this Agreement.

“Applicable Laws” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, permits, principles of law and orders of any Governmental Authority which are applicable to the Buyer or Seller, whichever the case may be.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement and includes Buyer’s successors and permitted assigns under this Agreement.

“Carbon” shall mean the sub-bituminous activated carbon supplied by Seller to Buyer hereunder, which shall have the specifications and quality characteristics set forth in Exhibit 1.

“Contract Price” shall have the meaning given in Section 9.1.

“Effective Date” shall have the meaning given in Section 2.1.

“Event of Default” shall have the meaning given in Section 15.1.

“Event of Force Majeure” shall have the meaning given in Section 14.1.

“Excuse Event” shall have the meaning given in Section 4.4

“Extension Period” shall have the meaning given in Section 2.4.

“Force Majeure” shall have the meaning given in Section 14.1.

“Force Majeure Period” shall have the meaning given in Section 14.2.

“Governmental Authority” shall mean any nation or government (including, without limitation, the governments of the United States and China), any state, county, municipal or other political subdivision thereof and any Person exercising legislative, judicial, regulatory or administrative functions of or pertaining to the government.

“Legal Holiday” shall mean Saturday, Sunday or any Day on which banking institutions in New York, New York are authorized by law, regulation or executive order to remain closed.

“Notice” shall mean a notice given in accordance with and complying with the requirements of Section 19.

“Party” shall mean either Buyer or Seller and “Parties” means both Buyer and Seller.

“Person” shall mean any individual, limited liability company, partnership, corporation, association, business trust, or other entity or Governmental Authority.

“Point of Delivery” means D.D.P. Murchison, Texas.

“Poundage Variations” shall have the meaning given in Section 4.3.

“Quarterly Nomination” refers to the total number of Pounds of Carbon that Buyer instructs Seller to deliver during each calendar quarter, in accordance with Section 4.2 of this Agreement.

“Seller” shall have the meaning set forth in the Preamble to this Agreement and includes Seller’s successors and permitted assigns under this Agreement.

“Seller’s Facility” means Seller’s contracted carbon production facilities located in *.

“Starting Delivery Date” shall have the meaning given in Section 2.2.

“Term” shall have the meaning given in Section 2.3.

SECTION 2. CONTRACT TERM

2.1 Effective Date. The “Effective Date” shall be the date of this Agreement.

2.2 Starting Delivery Date. Buyer and Seller Agree that Carbon Deliveries will commence under this Agreement on February 2, 2009 (the “Starting Delivery Date”) which date shall be a Business Day.

2.3 Term. The “Term” of this Agreement shall begin on the Effective Date and shall continue thereafter to and including December 31, 2009 unless earlier terminated in accordance with this Agreement, or unless extended pursuant to Section 2.4.

2.4 Term Extensions. The initial Term may be extended for up to two (2) additional two (2) year extension periods (each an “Extension Period”) if on or before July 1, 2009 of Seller provides Notice to Buyer of the pricing and escalation methodology offered for the next Extension Period, and Buyer accepts such pricing and escalation in writing by April 1 of the same year.

SECTION 3. OUTLINE OF THE OBLIGATIONS OF THE PARTIES

3.1 Purpose. The purpose of this Section 3 is to state in brief form a summary of the obligations of the Parties under this Agreement. Notwithstanding this Section 3, Buyer and Seller expressly intend that all the promises, covenants and other obligations contained in any portion of this Agreement shall be performed as fully and faithfully as the obligations stated in this Section 3.

3.2 Obligations of Seller or Seller’s Affiliate(s). Subject to the terms and conditions of this Agreement, Seller or Seller’s Affiliate(s) shall perform the following obligations:

3.2.1 Provide Carbon to the Buyer of the quality specified in Exhibit 1 and in the quantities specified in Exhibit 2 in accordance with the schedules established pursuant to this Agreement.

3.2.2 Tender Carbon for delivery to Buyer at the Point of Delivery in the quantities and having the qualities set forth in this Agreement, and in accordance with the schedules established pursuant to this Agreement.

3.2.3 Issue invoices for Carbon as specified by this Agreement.

3.24 Maintain adequate books and records with respect to its obligations and performance under this Agreement.

3.2.5 Seller may perform its obligations hereunder directly or cause such obligations to be performed by any of its Affiliates, contractors or other designees provided that Seller shall at all times remain responsible to Buyer for the full and timely performance of its obligations hereunder.

3.3 Obligations of Buyer. Subject to the terms and conditions of this Agreement, Buyer shall perform the following obligations:

3.3.1 Except in connection with an Excuse Event, purchase the full Carbon Purchase Commitment set forth in Exhibit 2 under this Agreement and accept delivery of such Carbon in accordance with the schedules established pursuant to this Agreement.

3.3.2 Pay the applicable Contract Price for Carbon delivered and accepted in accordance with this Agreement and any other amounts owed by it hereunder as and when due in accordance with this Agreement.

SECTION 4. CARBON QUANTITIES

4.1 Maximum Availability Commitment: Quantity Obligations. For the term of this Agreement, Seller guarantees to Buyer the availability of * of Carbon (“Maximum Contract Volume”) broken down into the quarterly amounts specified in Exhibit 2.

4.2 Carbon Purchase Commitment. In the manner specified in this Section 4, Buyer will take or pay for *% of the Maximum Contract Volume (the “Carbon Purchase Commitment”) broken down into the quarterly amounts (each a “Quarterly Nomination”) specified in Exhibit 2. Buyer may revise the Quarterly Nominations in accordance with the limitations and notification requirements for Poundage Variations specified in Section 4.3. Seller shall tender to Buyer at the Point of Delivery and Buyer shall purchase from Seller, the total quantity of Carbon specified in Buyer’s Quarterly Nominations as such Quarterly Nominations may be revised from time to time in accordance with Section 4.3 and other applicable provisions of this Agreement; provided that Buyer’s Annual Nomination shall at all times be consistent with achieving Buyer’s full Carbon Purchase Commitment during the term of this Agreement except to the extent that Buyer is not obligated to purchase such full Carbon Purchase Commitment due to an Excuse Event, as hereinafter defined.

4.3 Delivery Schedule and Poundage Variations. Pursuant to the delivery schedule set forth in Exhibit 2, Seller shall tender to Buyer at the Point of Delivery and Buyer shall purchase from Seller, the total quantity of Carbon specified in Buyer’s Quarterly Nominations as such Quarterly Nominations may be revised from time to time in accordance with this Section 4.3 and other applicable provisions of this Agreement; except to the extent that Buyer is not obligated to purchase such full Carbon Purchase Commitment due to an Excuse Event, as hereinafter defined. No later than sixty days prior to the scheduled delivery date for a calendar quarter, Buyer may, in its sole discretion and for any reason, increase or decrease the Quarterly Nomination for that calendar quarter to reflect its revised expectation of its Carbon needs by providing written notice to Seller (“Poundage Variations”). The Poundage Variation for any calendar quarter shall be limited to the maximum availability for that calendar quarter as set forth in Exhibit 2; provided, however Buyer may exceed the maximum availability to the extent of a negative Poundage Variation in the previous calendar quarters.

4.4 Excuse Events. Buyer’s performance under this Section 4 shall be excused if (a) Seller is unable to deliver all required Carbon for the Carbon Purchase Commitment in accordance with this Agreement, (b) Seller is in material default under this Agreement and has failed to cure said default after notice and opportunity to cure, (c) Force Majeure prevents Seller from supplying Buyer with sufficient Carbon to fulfill the Carbon Purchase Commitment, or (d) Buyer is unable to accept Carbon due to Force Majeure or because the Buyer’s Facility for Carbon is purchased or forced to shutdown due to no fault of Buyer (each an “Excuse Event”). In the case of an Excuse Event, Buyer’s Carbon Purchase Commitment shall be equitably reduced to account for such event provided, however, that in the event an Excuse Event leads to termination of this Agreement in accordance with its terms, the Carbon Purchase Commitment will terminate upon such termination.

4.5 Additional Pounds. In the event that the Buyer desires and/or needs to purchase Carbon in excess of the Maximum Contract Volume, Seller shall, in good faith, determine whether the additional Pounds (the “Additional Pounds”) can be supplied by Seller. If the Additional Pounds are not available for supply to Buyer (the “Declined Pounds”), then it shall promptly (and, in any event, within ten (10) Days) provide Notice thereof to Buyer and Buyer shall have the right to solicit proposals for the supply of the Declined Pounds from third parties.

SECTION 5. PRODUCT WARRANTY

5.1 Seller represents and warrants that it owns and holds full, unencumbered title to the Carbon free of any liens or encumbrances. Supplier further warrants that all Carbon sold and delivered to Purchaser under the Contract shall conform strictly to the quality specifications set forth in Exhibit 1. Carbon shall be tested in accordance with the testing protocols set forth in Exhibit 1. In the event that any Carbon sold hereunder does not conform to the foregoing warranty, Seller shall provide replacement Carbon in a quantity to replace any unused quantity of out of specification Carbon. To the extent out of specification Carbon is used by Buyer, Seller shall provide a replacement quantity of Carbon sufficient to compensate for the diminished value of the out of specification Carbon. Supply of replacement Carbon is the sole remedy for breach of the foregoing warranty.

5.2 The warranty and remedy set forth in Paragraph 5.1 above is in lieu of all other warranties and remedies, representations or conditions of any kind or nature, express or implied, in fact or by law, including, without limiting the generality of the foregoing, any warranty of merchantability or fitness for a particular purpose.

SECTION 6. SOURCE OF CARBON

6.1 Source of Carbon. The Carbon delivered pursuant to this Agreement shall be supplied from a qualified source that has been pre-approved by the Buyer. If for any reason the Seller anticipates a need to supply from alternate sources, those sources shall be approved by Buyer prior to shipment based on testing performed by Buyer pursuant to the testing protocols set forth in Exhibit 1 and the procedures set forth in Section 12 hereof. In order to accommodate the product testing, Seller shall provide test samples to Buyer no later than ninety (90) days prior to the projected delivery date.

SECTION 7. DELIVERY OF CARBON

7.1 Point of Delivery. The “Point of Delivery” shall be Murchison TX, freight pre-paid.

7.2 Title and Risk of Loss. Title to Carbon shall pass to Buyer upon payment pursuant to Section 10. Risk of loss and damage shall pass to Buyer upon delivery to the Point of Delivery. Seller warrants that it will pass to Buyer full title to such Carbon free and clear of all liens and encumbrances. Seller assumes no liability for the Carbon after title and risk of loss pass to Buyer, except as otherwise specifically provided in this Agreement.

7.3 Delivery. Carbon delivery should be as scheduled in Exhibit 2 unless mutually agreed by the Parties.

SECTION 8. INTENTIONALLY OMITTED

SECTION 9. PRICE OF CARBON

9.1 Contract Price. The contract price for 2009 is $* DDP Murchison, TX, freight pre-paid. The term DDP shall have the meaning provided in Incoterms 2000, the international commerce terms devised and published by the International Chamber of Commerce, except as otherwise provided for herein. Seller shall be responsible for containerizing the carbon and all shipping charges to the destination including loading costs, freight, customs and insurance, and export formalities. Based upon exchange rate of *.

9.2 Adjustments for Changes in Applicable Law. The Contract Price includes all costs of compliance with all government impositions (including but not limited to taxes, fees and royalties other than any applicable sales tax and import duties which shall be to the Buyer’s account) in effect as of the Effective Date. If any changes to Applicable Law result in an increase or decrease to Seller’s cost of performance of this Agreement, Seller shall provide Buyer with notice of same including documentary evidence supporting the increased and decreased costs. If such changes represent 10% of the Contract Price, the price of Carbon purchased and sold pursuant to this Agreement shall be adjusted upward or downward by an amount equal to Seller’s increased or decreased costs resulting from the changes to Applicable Law.

9.3 Rounding. Unless otherwise specifically provided by this Agreement, the values used to perform the calculations prescribed by this Agreement shall be rounded to three decimal places. For invoicing purposes, the dollar amounts of charges and credits shall be rounded to the nearest cent.

9.4 End of Term Reconciliation of Carbon Purchased versus Carbon Purchase Commitment: At the end of the Term of this Agreement, the actual quantity of carbon delivered to Buyer (the “Actual Carbon Purchase”) shall be reconciled against the quantity of the Carbon Purchase Commitment given by Buyer. If the Purchased Carbon quantity is less than the Carbon Purchase Commitment ( a “Purchase Deficit”), Buyer shall pay to Seller an amount equal to the average Billing Price times the Purchase Deficit ( the “Deficit Payment”) no later than sixty (60) days following receipt of Buyer’s invoice. Such payment shall be Seller’s sole and exclusive remedy for Buyer’s failure to meet its Carbon Purchase Commitment, and Seller’s consequent loss of revenues. In the event that the Purchased Carbon exceeds the Carbon Purchase Commitment, the parties shall have no further obligations to each other hereunder. To the extent that Seller has production capacity available at the end of the Term of the Agreement and Buyer has a Purchase Deficit, Seller shall offer Buyer an opportunity to enter into a new Carbon Purchase Agreement for a duration of no less than one year for an annual purchase amount of Carbon equal to or greater than Buyer’s last twelve months of carbon purchases from Seller at Seller’s then market price and terms otherwise consistent with this Agreement and if Buyer agrees to enter into such a contract, Seller shall waive the Deficit Payment.

SECTION 10. PAYMENT

10.1 Documents Against Payment. Payment shall be effected in accordance with the Uniform Rules for Collections (1995 revision, International Chamber of Commerce Publication No. 522) by the collection of a documentary sight draft (the “Sight Draft”), a form of which is attached hereto as Exhibit 5, drawn by the Seller on the Buyer. Immediately following the clearance of US Customs in the United States, Seller shall deliver to its bank (the “Sellers Bank” or the “Remitting Bank”) (i) the completed Sight Draft and letter of instructions, (ii) an invoice, (iii) the bill of lading endorsed by the Seller, (iv) the insurance certificate, and (v) such other documents as are required by Buyer in order to clear customs at the Point of Delivery. Seller’s Bank will remit the Sight Draft and supporting documents to the Buyer’s bank (“Buyer’s Bank”) for payment by Buyer with instructions that the supporting documents may only be provided to Buyer upon the payment by Buyer of the Sight Draft by wire transfer in accordance with the wire transfer instructions set forth in Exhibit 6.

10.2 Payment Procedures. Buyer shall pay invoices in United States Dollars by wire transfer within five (5) Days after the documents identified in Section 10.1 above have been presented to the bank. If Seller does not receive payment within thirty (30) days of delivery, then interest shall be charged at the prime rate in effect on that date (as set by the Chase Manhattan Bank of New York on ninety (90) Day commercial loans as of the date payment is due) plus two percent (2%), but in no event in excess of the highest rate allowed by Applicable Law.

10.3 Disputed Invoices. Buyer shall pay all invoices issued by the Seller in accordance with this Section 10, except those portions of any invoice that the Buyer formally disputes in a Notice, which Notice the Buyer shall submit to the Seller within ten (10) Days after receiving the invoice. Buyer shall pay all undisputed portions of each disputed invoice. The Parties shall make every reasonable effort to settle invoice disputes promptly through good faith negotiations. If the Parties fail to settle such disputes, either Party may refer them to arbitration in accordance with Section 16. Payment of disputed amounts shall be made within ten (10) Days following either (i) the date of settlement, or (ii) the date of an arbitration award. Thereafter, such amounts shall accrue interest at the late payment rate established pursuant to Section 10.2.

SECTION 11. COMPLIANCE WITH LAWS

11.1 Construction. In performing this Agreement Buyer and Seller shall not knowingly violate any Applicable Laws; provided, however, that no such violation shall constitute an Event of Default by a Party unless it results in a material non-performance of the Party’s other performance obligations under this Agreement. Buyer and Seller shall interpret and construe this Agreement to achieve lawful results.

11.2 Severability. If any portion of this Agreement becomes or is determined by a Governmental Authority with jurisdiction to be illegal, Buyer and Seller shall modify that portion to correct the illegality. The illegality of any portion of this Agreement shall not affect the validity or the enforceability of the remainder of this Agreement.

SECTION 12. WEIGHING, SAMPLING, AND ANALYSIS

12.1 Procedures. Weighing, sampling, and analysis of the Carbon tendered for delivery shall be carried out in accordance with the provisions of this Section 12.

12.2 Duties to Sample Carbon. Seller shall collect per shipment samples at Seller’s Facility in accordance with the testing protocol set forth in Exhibit 1. The sampling shall be conducted at the Seller's Facility and in a statistically reliable method that is in compliance with procedures approved by the American Society for Testing and Materials (“ASTM”). The Seller will retain a portion of the sample for testing in accordance with Exhibit 1 and will send the pre-shipment sample as defined in Exhibit 1 to the Buyer for testing in the Buyer’s facility. This lot should be quarantined at the Seller’s facility until the Seller receives notice from the Buyer the lot is released for shipment. Quality specifications defined in Exhibit 1 will be the basis for acceptance or rejection.

12.3 Duties of Seller to Weigh Carbon.

12.3.1 Duty to Weigh; Use of Weighing Data. Seller shall weigh or cause to be weighed all Carbon either (i) by a batch weighing system maintained by Seller at Seller’s Facility or (ii) at the Port of Export by using certified scales maintained by the carrier transporting the Carbon to the Point of Delivery (the “Carrier”) pursuant to a procedure developed by Seller and the Carrier and approved by Buyer. A representative of Buyer may be present at each weighing The weight of Carbon thus determined shall be accepted as the Poundage to be used in determining the quantity of Carbon for which invoices are to be rendered and payments made in accordance with Section 10.

SECTION 13. RECORDS AND AUDITS

13.1 Record Review.

13.1.1 Seller shall maintain books and records of all matters relating to its performance under this Agreement in accordance with generally accepted accounting practices, Seller shall submit to Buyer, upon Buyer’s written request, information in sufficient detail to support and document any invoices.

13.1.3 Overpayment or Underpayment. Should a record review performed by Buyer reveal an overpayment, then the amount of the overpayment or t shall promptly be refunded to Buyer by Seller with interest at the late payment rate specified by Section 10.2.

13.2 Timing of Record Review. Any invoices which are not contested by Seller within twelve (12) months from their date of issue shall be deemed to be correct and final.

SECTION 14. FORCE MAJEURE

14.1 Definition of Force Majeure. “Force Majeure” shall mean an event or condition that prevents or delays the performance by a Party of its obligations under this Agreement to the extent beyond the reasonable control, and without the fault or negligence, of the party claiming relief, and which by the reasonable exercise of due diligence such claiming Party is unable to prevent or overcome. Force Majeure, includes, but is not limited to, Acts of God, fires, floods, explosions, electrical storms, windstorms, extremes of temperature, earthquakes, enactment of new Applicable Law or changes in Applicable Law, landslides, cave-ins, war, riot, terrorism, accident, embargoes, acts of the public enemy or sabotage, boycotts, terrorism, wars, and riots.

14.2 Effect of Force Majeure. If Force Majeure prevents either Party from performing any of its obligations under this Agreement, and if such Party gives to the other Party Notice of the Force Majeure (which Notice (i) shall identify the event of Force Majeure and, to the extent known, the expected length of time during which the event of Force Majeure will be in effect and the plan of the Party experiencing the Force Majeure to correct or remove it and (ii) be delivered promptly, but in no event later than ten (10) Days after the start of the Force Majeure event), then the obligations of the Party giving such Notice are excused to the extent made necessary by the Force Majeure and during its continuance, which time period shall be called the “Force Majeure Period.” An event of Force Majeure shall excuse the obligations of the notifying Party only to the extent that the Party takes all commercially reasonable actions necessary to overcome the Force Majeure with all reasonable dispatch. Only the Party suffering a Force Majeure may claim Force Majeure relief; provided, however, that the other Party shall be excused from its obligations which depend upon the performance of the obligations excused by the Force Majeure. An attempt by the Party suffering an event of Force Majeure to perform its obligations notwithstanding the Force Majeure shall not constitute a waiver of the right to claim Force Majeure if such attempt proves unsuccessful. The Party affected by Force Majeure shall not be required to submit to unreasonable conditions or restrictions imposed by any governmental authority or contract counterparty to overcome the Force Majeure.

SECTION 15. EVENTS OF DEFAULT; REMEDIES

15.1 Event of Default. An event of default (“Event of Default”) under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

15.1.1 Payment Default. Failure by either Party to pay or cause to be paid any undisputed amount that is due and payable under this Agreement and such failure continues for a period of ten (10) Days after Notice of such nonpayment is delivered to the defaulting Party.

15.1.2 Failure to Perform Material Provisions. Failure by either Party to perform fully any material provision of this Agreement other than as described in Sections 15.1.1 and (a) such failure continues for a period of thirty (30) Days after Notice of such nonperformance is delivered to the non-performing Party or (b) if the non-performing Party shall commence within such thirty (30) Days and shall thereafter continuously proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) Days) as shall be necessary for such Party to cure the same with all due diligence.

15.2 Remedies for Default. Upon the occurrence and during the continuation of any Event of Default, the non-defaulting Party shall have the right, at its option, to terminate this Agreement upon ten (10) days’ advance Notice to the defaulting Party, unless the Event of Default is cured within such ten (10) day period, and to pursue any other remedies provided under this Agreement or now or hereafter existing at law or in equity or otherwise. Without limiting the foregoing, the non-defaulting Party shall be entitled to recover from the defaulting Party its “cover costs” associated with an Event of Default or a termination due to an Event of Default. As used above “cover costs” means (i) the additional cost above what would have been paid to Seller for procuring and transporting equivalent replacement Carbon due to a default by Seller, or (ii) costs of procuring and lost revenues resulting from the sale to a replacement purchaser for the same quantity of equivalent Carbon due to a default by Buyer.

15.2.1 Failure to provide cover costs by Seller. Should Seller not be able to provide cover as defined in 15.2, Seller shall convey the property described below in Section 26 free and clear to the Buyer.

15.3 Insolvency. Either Party may terminate this Agreement immediately by written notice to the other Party if there occurs any assignment of the other Party's assets for the benefit of creditors, any dissolution of the other Party, any voluntary act of bankruptcy by the other Party, or any involuntary filing under any bankruptcy law against the other Party which is not dismissed within thirty (30) days of filing.

15.4 Specific Performance and Injunctive Relief. Each of the Parties shall have and retain under this Agreement all rights and remedies existing in their favor, at law or in equity, including (without limitation) the right to bring actions for specific performance and injunctive and other equitable relief to enforce or prevent a breach or violation of this Agreement. All such rights and remedies shall be cumulative to the extent permitted by law.

15.5 Waiver of Breach. Either Party may waive a breach by the other Party, provided that no waiver by or on behalf of either Party of any breach of any of the covenants, provisions, conditions, restrictions or stipulations contained in this Agreement shall take effect or be binding on Buyer or Seller unless the waiver is reduced to writing and executed by such Party, and any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that Buyer or Seller may have with respect to any other or future breach.

15.6 Limitation of Liabilities. Except as specifically provided in this Agreement, neither Party shall be liable to the other Party for any punitive, special, incidental or consequential damages based upon breach of any warranty or of contract, negligence or any other theory of legal liability arising under or out of this Agreement. The Parties acknowledge that the direct damages incurred by Buyer under this Agreement in the event Seller fails to deliver all of the Carbon it is obligated to deliver hereunder shall be limited to the difference between the Buyer’s actual out of pocket costs to purchase replacement Carbon and the cost of such Carbon under this Agreement had Seller delivered Carbon in accordance herewith.

SECTION 16. CHOICE OF LAW; DISPUTE RESOLUTION

16.1 Choice of Law. The Parties agree that this Agreement shall be deemed to have been made and entered into in the State of Colorado, and all questions arising out of or affecting this Agreement, including but not limited to those concerning validity, interpretation, performance, breach, remedies and termination, shall be governed by and decided in accordance with the laws of the State of Colorado without giving effect to principles of conflict of law.

16.2 Dispute Resolution. The Parties agree to make a diligent, good faith attempt to resolve any dispute before commencing dispute resolution by arbitration with respect to any such dispute and, with respect to any dispute regarding amounts owed under this Agreement, to pay such undisputed amounts pursuant to the terms hereof. If, despite the Parties’ diligent, good faith attempt to resolve such dispute pursuant to the first sentence of this Section 16.2, the Parties do not resolve such dispute, then at the written request of either Party, senior officers of each Party shall meet at any mutually agreed location in Colorado within thirty (30) Days of receipt of such request to resolve the dispute. If despite such meeting the Parties do not resolve the dispute, or if no such meeting takes place within such time despite one Party's attempts therefore, either Party may commence arbitration in accordance with the next paragraph. Arbitration shall be the sole remedy for any dispute, and shall be binding and final among the Parties.

16.3 Arbitration. Any dispute under this Agreement that has not been resolved pursuant to Section 16.2 above, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association using the Expedited Procedures set forth therein. The number of arbitrators shall be one and shall have experience in the implementation and interpretation of contracts relating to the supply of carbon. The place of arbitration shall be Denver, Colorado and the language of the arbitration shall be English.

16.3.1 Arbitration Costs. The losing Party, as determined by the arbitration award, shall bear all costs of the arbitration, including (without limitation, its own costs and expenses, the other Party’s reasonable costs and expenses and the arbitrator’s and administrative fees of arbitration.

16.3.2 Enforcement of Award. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

16.4 Remedies. Notwithstanding anything in this Agreement to the contrary, nothing in Section 16.3 is intended to, nor shall it, prevent either Party from seeking injunctive or other equitable relief at any time as may be available under law or in equity in order to specifically enforce a right or obligation under this Agreement in existence prior to that Party seeking such injunctive or other equitable relief.

SECTION 17. ASSIGNMENTS

17.1 Assignment Not Allowed. Subject to paragraph 17.2 neither Party may assign or otherwise transfer any right or responsibility set forth in this Agreement except with the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, upon advance written notice, assign this Agreement to any entity, other than a competitor of the non-assigning Party, into which the assigning Party has merged or otherwise transferred all of its business and assets to which this Agreement pertains, other than through insolvency proceedings.

17.2 Assignment to Affiliate. Either Party, without the consent of the other Party, may assign rights or delegate obligations under this Agreement in whole or in part, upon thirty (30) Days’ prior Notice to the other Party, to an Affiliate who assumes the obligations delegated under this Agreement. A Party who assigns rights or delegates obligations to an Affiliate shall do so in writing, and shall provide a copy of such writing to the other Party. In all circumstances, the Party who initiates an assignment or delegation shall remain liable to the other Party for its Affiliate’s full performance of the Party’s obligations under this Agreement.

17.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective, authorized successors and assigns.

SECTION 18. CONFIDENTIALITY

Each Party shall maintain confidential all provisions of this Agreement that pertain to the quality, pricing and escalation of the pricing of Carbon, and all business records relating to the negotiation of this Agreement and the Parties’ performance of their respective obligations hereunder. Notwithstanding the foregoing, each Party may disclose such information to its board of directors or other internal governing body, Affiliates, independent auditors, bankers, brokers, consultants, and advisors, provided that such persons are bound by the same confidentiality obligations as stated herein. Nothing in this provision shall prohibit Buyer or Seller from making public the existence of this Agreement, the term of this Agreement, or the Poundage of Carbon covered by this Agreement. Buyer and Seller acknowledge specifically that this provision shall not prohibit the disclosure of confidential information:

(i)	to an independent firm of Certified Public Accountants for the purpose of auditing and verifying price calculations under or pursuant to this Agreement;

(ii)	to the arbitrator(s) appointed to hear disputes in accordance with the procedures set forth at Section 16 of this Agreement;

(iii)	to a court in connection with the enforcement of arbitration awards or arbitration obligations or any other dispute under this Agreement;

(iv)	in response to an order, directive, or request for information from a governmental authority, court, or litigant, where the disclosure of information is required by law;

(v)	as required to comply with any law, rule, regulation or other directive or requirement of or in connection with any report or information filed with the Securities and Exchange Commission or other appropriate governmental authority or agency; or

(vi)	to consultants and contractors performing work related to this Agreement who agree in writing to protect the confidentiality of such information as and to the extent provided in this Agreement.

In the foregoing situations, the Party disclosing information shall comply with any specific confidentiality requirement(s) imposed by this Agreement, shall notify the other Party as soon as practicable prior to disclosure, and shall otherwise take reasonable measures to limit the disclosure of confidential information in a manner consistent with Applicable Law. Such measures shall include, as appropriate and permitted by Applicable Law, filing documents under seal, redacting specific pricing information from disclosed documents, and disclosing documents subject to court-approved protective orders.

SECTION 19. NOTICES

19.1 General Notices. Except as otherwise specifically provided by this Agreement, any notice provided for pursuant to this Agreement or given or made in connection with this Agreement, shall be in writing and shall be deemed properly and sufficiently given or made if delivered in person with receipt acknowledged in writing by the recipient, sent by registered or certified mail return receipt requested, to the respective Parties at the addresses specified below:

If to Seller, addressed to:

Winfield Industries, Inc.

P.O. Box 626 Monument, Colorado 80132

Attention: Tony Soong, Chairman

If to Buyer, addressed to:

ADA-ES

8100 South Park Way, Unit B

Littleton, Colorado 80120-4525

Attention: Jean Bustard, COO

With a copy to:

Schuchat, Herzog & Brenman, LLC

1900 Wazee Street, Suite 300

Denver, CO 80202

Attention: Julie Herzog, Esq.

19.2 Effectiveness. No notice is effective unless it is given or made in compliance with Section 19.1. Notices given or made in compliance with Section 19.1 are effective as of the time of delivery to or receipt by the Party to whom the notice is addressed; provided, however, that if a notice given or made other than in writing is confirmed by the Party giving or making notice within 48 hours of receipt in compliance with Section 19.1, the effectiveness of the notice relates back to the time of the receipt.

19.3 Changes in Persons and Addresses. The persons or address of any Party to which notice shall be given pursuant to this Agreement may be changed at any time pursuant to this Section 19.3 by giving notice to the other Party.

SECTION 20. WAIVERS

The failure of either Party to require strict performance of any provision of this Agreement by the other Party, or the forbearance to exercise any right or remedy under this Agreement shall not be construed as a waiver by such Party of the right to require strict performance of any such provision or the relinquishment by such Party of any such right or remedy it might have with respect to any subsequent breach of such provisions. All waivers shall be signed in writing, designated a waiver, and signed by the waiving Party, and shall recite the rights waived.

SECTION 21. HEADINGS AND SECTION NUMBERS - CONSTRUCTION

21.1 Headings Not to Affect Construction. The headings of the sections of this Agreement are inserted for convenience only and shall have no effect on the construction, interpretation, or meaning of this Agreement.

21.2 References to Section Numbers. All references in this Agreement to a section of this Agreement will be interpreted to refer to the entire section, including subsections. For example, a reference to Section 1, Defined Terms, refers not only to the introductory text on Section 1, but also to all of the subsections of Section 1.

SECTION 22. AMENDMENTS

Any and all amendments, supplements, and modifications to this Agreement shall be effective only if in writing and signed by the Parties.

SECTION 23. COMPLETE AGREEMENT

This Agreement is the complete and total expression of all agreements, contracts, covenants, and other promises between Seller and Buyer related to the sale of Carbon to Buyer.

SECTION 24. COUNTERPARTS

Buyer and Seller may execute this Agreement in two or more counterparts, each of which shall constitute an original document and all of which taken together shall constitute a single Agreement.

SECTION 25. REGISTRATION OF AGREEMENT. If this Agreement is required by Applicable Law to be registered with any applicable authority or in any applicable registry, to the extent permitted by Applicable Law a short form of this Agreement, in form and substance acceptable to Buyer shall be so registered.

SECTION 26. SECURITY. In order to secure all obligations of Seller under this Agreement, Seller hereby grants to Buyer a security interest in and to all of Seller’s right, title and interest in and to the property, including the building and all fixtures located on the property identified in Exhibit 7 (the “Collateral”). Seller warrants and represents that it has the unqualified right to transfer the Collateral to Buyer and that the Collateral is not subject to any security interest, lien, encumbrance or claim in favor of any third party other than Buyer or to any right or option of any third party to purchase or acquire the Collateral. Seller will promptly sign and deliver to Borrower all assignments, endorsements, powers of attorney, instructions to issuers and other parties, and other documents that Buyer may from time to time request to perfect Buyer’s security interest in the Collateral or to facilitate transfer of the Collateral. During the Term of the Agreement, Seller will not sell, lease, transfer, or assign the Collateral or any interest in the Collateral, or permit the Collateral to be transferred by operation of law, or permit any lien, security interest or other encumbrance or writ of attachment, garnishment, levy, execution or other legal process to be issued against or placed on the Collateral. Seller authorizes Buyer to file one or more financing statements or other instruments required under Applicable Laws evidencing the security interest granted herein. If Seller fails to perform its obligation under Section 15.2Buyer may immediately, without notice to Seller and without Seller’s consent, transfer the Collateral into Buyer’s name or the name of Buyer’s nominee.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in their respective corporate names as of the 6th day of August, 2008.

Winfield Industries, Inc. Seller

By:	/s/ Tony Soong
Name:	Tony Soong
Title:	Chairman

ADA-ES, Inc. Buyer

By:	/s/ C. Jean Bustard
Name:	C. Jean Bustard
Title:	Chief Operating Officer

EXHIBIT 1

CARBON SPECIFICATION AND TESTING PROTOCOLS

1.	Carbon Source Approval – The unique properties of activated carbon are the result of the raw material source being used for the carbon and the process being utilized to manufacture the carbon.

a.	Before a carbon is accepted for use by ADA-ES the raw material source and the manufacturing process will be audited and approved by the Director of Sorbent Operations. Once this is completed the carbon will be place on the approved carbon list.

b.	Any changes to the raw material source or the manufacturing process must be preapproved by the Director of Sorbent Operations prior to acceptance of carbon from the source.

2.	Quality Specifications - Carbons used for interim processing will conform to the following quality criteria. All carbons will be tested per the latest ASTM standard.

a.	*

b.	*

c.	*

3.	Testing and Pre-shipment Samples – Sampling of carbons being shipped to ADA will be tested at the supplier site to insure that they conform to the Specifications in 2a, 2b, and 2c.

a.	A composite sample will be taken of the carbon prior to shipment that is statistically representative of the shipment. This sample will be shipped to the attention of the Quality Assurance Manager, ADA-ES, 8100 SouthPark Way, Suite B, Littleton Colorado 80120.

b.	This sample will be given a lot identification number and testing will be completed by ADA-ES personnel to determine if the carbon can be released for shipment.

c.	The supplier will receive written confirmation that the material is approved for shipment. At that time the supplier will identify each bag or shipping unit with the lot number supplied by ADA-Es.

EXHIBIT 2

CARBON PURCHASE COMMITMENT & DELIVERY SCHEDULE

Quantities agreed to in 7/31/2008 Meeting

Winfield Industries

	*	*	Total Pounds
per year
	*	*

*		*

*	*	*

*		*

*	*	*

Total 2009	*	*	20,900,000

*	*	*

*	*	*

*	*	*

*	*	*

Total 2010	*	*	29,920,000

EXHIBIT 4

PRICING

New Carbon Pricing

2009	$* per pound, DDP Murchison, TX, freight pre-paid.

2010	$* per pound, DDP Murchison, TX, freight pre-paid.

TERMS:	Product will be sold DDP Murchison, TX, freight pre-paid. The term DDP shall have the meaning provided in Incoterms 2000, the international commerce terms devised and published by the International Chamber of Commerce, except as otherwise provided for herein. Seller shall be responsible for containerizing the carbon and all shipping charges to the destination including loading costs, freight, customs and insurance, and export formalities.

ADA-ES will be responsible for all additional freight costs for shipments to LA (versus delivery to Murchison, TX)

Payment upon clearing US Customs against documents

EXHIBIT 5

SIGHT DRAFT

EXHIBIT 6

WIRE TRANSFER INSTRUCTIONS

EXHIBIT 7

THE COLLATERAL